EXHIBIT 23.3

TBPE REGISTERED ENGINEERING FIRM F-1580
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P., as independent oil and gas consultants, hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Occidental Petroleum Corporation (the “Company”) of references to Ryder Scott Company, L.P. and information from its letter dated January 24, 2025, relating to its review of the methods and procedures used by the Company for estimating oil and gas proved reserves, included or made a part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
April 17, 2025

SUITE 2800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799
633 17TH STREET, SUITE 1700	DENVER, COLORADO 80202	TEL (303) 339-8110